EXHIBIT 99.1

NEWS RELEASE

August 14, 2025

FSI ANNOUNCES SECOND QUARTER, 2025 FINANCIAL RESULTS

A Conference call is scheduled for Friday, August 15, 2025, 11:00am Eastern Time

See dial in number below

TABER, ALBERTA, August 14, 2025 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. FSI is also increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company announces financial results for second quarter ended June 30, 2025.

Mr. Daniel B. O’Brien, CEO, states, “This was an unusual quarter due to the R&D revenue which only occurs intermittently. It is also important to know that the contract announced Aug 11 was with the same company that we did the R&D with.” Mr. O’Brien continues, “Q2 had headwinds in the form of tariff increases and soft sales but the Company made strong progress toward our goal of moving our legacy production to Panama for international customers while building our food grade business in IL to serve Americans.”

●	Sales for the second quarter (Q2) were $11,367,132 up approximately 8% when compared to sales of $10,528,739 in the corresponding period a year ago.

●	Q2, 2025 net income was $2,028,912, or $0.16 per basic share compared to a net income of $1,289,796, or $0.10 per basic share, in Q2, 2024.

●	The higher earnings reported for Q2, 2025 were largely due to research and development services sales where recognition of some related expenses occurred in previous quarters as work was performed. Furthermore some costs that were related to CAPEX were classified as expenses and are set against current income. Our costs related to the build out of the Panama factory is an example of this accounting effect. Contrarily, higher cost of goods, including higher tariffs, did have a negative effect on earnings.

●	Basic weighted average shares used in computing earnings per share amounts were 12,647,532 and 12,450,532 for Q2, 2025 and Q2, 2024 respectively.

●	Q2, 2025 Non-GAAP operating cash flow: The Company shows 6 months operating cash flow of $4,253,875, or $0.34 per basic share. This compares with operating cash flow of $3,853,907, or $0.31 per basic share, in the corresponding 6 months of 2024 (see the table and notes that follow for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. Over the next several months, existing products made by NanoChem will begin production in Panama so that the new food grade products can begin production at the NanoChem plant in IL. Opportunities continue to unfold in detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales of these products. Most recently, opportunities in the food and nutrition supplement manufacturing markets have emerged.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Friday August 15th, 2025. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-999-5318 (or 1-848-280-6460) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/or call title Flexible Solutions International – Second Quarter, 2025 Financials may be requested

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended June 30, 2025. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

consolidated Statement of Operations

For Three Months Ended June 30, 2025 and 2024

(SIX Months Operating Cash Flow - Unaudited)

	3 MONTHS ENDED JUNE 30
	2025	2024
Revenue	$11,367,132	$10,528,739
Income (loss) before income tax – GAAP	$3,161,390	$1,990,684
Provision for Income tax – net - GAAP	$(1,016,156)	$(558,251)
Net income (loss) - GAAP	$2,028,912	$1,289,796
Net income (loss) per common share – basic. – GAAP	$0.16	$0.10
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,647,532	12,450,532

6 month Operating Cash Flow Ended June 30
Operating Cash Flow (6 months). NON-GAAP	$4,253,875 a,b,c	$3,853,907 a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (3 months) – basic. -NON-GAAP	$0.34 a,b,c	$0.31 a,b,c
Non-cash Adjustments (6 month) -GAAP	$1,155,933 d	$1,318,784 d
Shares (6 month basic weighted average) used in computing per share amounts – basic -GAAP	12,617,808	12,450,118

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a)	Non-GAAP – Flexible Solutions International purchased 65% of ENP in 4th quarter, 2018 (October 2018). Therefore Operating Cash Flow is adjusted by the pre tax Net income or loss of the non-controlling interest in ENP for 2023 only. After 2023 the entry in the “Statement of operations and comprehensive income” is a pretax number therefore no adjustment is required.

b)	Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2025 = $1,155,933, 2024 = $1,318,784), Interest expense (2025 = $382,145, 2024 = $332,397), Interest income (2025 = $76,240, $2024 = $109,637), Loss on lease termination (2025 = N/A, 2024 = $41,350), Gain on investment (2025 = $85,660, 2024 = $298,438), Income tax expense (2025 = $1,126,519, 2024 = $822,429), and pretax Net income attributable to non-controlling interests (2025 = $130,015, 2024 = $201,620). These expenditures were not related to sales operations of FSI. *See the financial statements for all adjustments.

c)	The revenue and gain from the 50% investment in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions given the Company only owns 19.9% of the LLC. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments (2025 = $85,660, 2024 = $298,438), including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d)	Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.